EXHIBIT 21

                      KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                                 AND SUBSIDIARIES


                        SUBSIDIARIES OF THE REGISTRANT




                                    Jurisdiction of            Percent of
                                      Incorporation          Voting Securities
      Name of Corporation           or Organization               Held (1)


Sherman Wire of Caldwell, Inc.           Nevada                   100.0%

Fox Valley Steel and Wire Company      Wisconsin                  100.0%
(formerly Wire Products Company)

DeSoto, Inc.                           Delaware                  100.0%
  J.L. Prescott Company                New Jersey                100.0%
  DeSoto Environmental
    Management, Inc.                   Delaware                  100.0%
  DeSoto Subsidiary Two Corporation    New Jersey                100.0%


(1)  Held by the Registrant or the indicated subsidiary of the Registrant.